Exhibit 5.2

[On letterhead of Fasken Martineau Dumoulin LLP]

November 30, 2009

Labopharm Inc.

80 Armand-Frappier Blvd.

Laval, Québec, Canada

H7V 4B4

Re: Registration Statement on Form F-10 of Labopharm Inc.

Ladies and Gentlemen:

We hereby consent to the reference to our firm under the heading “Legal Matters” in the short form base prospectus (the “Prospectus”) filed as part of this Registration Statement on Form F-10 (the “Registration Statement”). By giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ Fasken Martineau Dumoulin LLP